Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 9, 2023
Registration Statement Nos. 333-253034 and 333-253034-01

$600 million Verizon Master Trust (VZMT), Series 2023-7 (Device Payment Plans)

Joint Bookrunners : RBC (str), DB, Mizuho, Truist

Co-Managers : Scotia Bank, US Bancorp

DE&I Coordinator : RBC

DE&I Co-Managers : Loop, Mischler, Siebert Williams

CLS	SIZE(mm)	WAL	F/S	E-FIN/ARD	L-FIN	BENCH	SPRD	YLD	CPN	PX
A-1A	434.61	3.00	AAA/AAA	11/20/26	11/20/29	I-CRV	+ 95	5.742	5.67	99.98763
A-1B	100.00	3.00	AAA/AAA	11/20/26	11/20/29	SOFR30A	+ 95			100.00000
B	40.87	3.00	AA+/AA	11/20/26	11/20/29	I-CRV	+ 125	6.042	5.96	99.97994
C	24.52	3.00	AA-/A+	11/20/26	11/20/29	I-CRV		Retained
The transaction formally announced on Wednesday, November 8th

Expected Pricing: *PRICED*	Offered Amount: $600,000,000
Expected Settle: 11/20/23	Registration: Public / SEC-Registered
First Payment Date: 12/20/23	ERISA Eligible: Yes
Ratings: Fitch / S&P	RR Compliance: US-Yes, EU-No, UK-No
Bloomberg Ticker: VZMT 2023-7	Pricing Speed: N/A - Soft Bullet
Bloomberg SSAP: "VZMT20237"	11/20/2026 Anticipated Redemption Date (ARD)
B&D: RBC	Min Denoms: $1k x $1k

------- CUSIP --------------------- ISIN -----
A-1A 92348K CD3	US92348K CD37
A-1B 92348K CE1	US92348K CE10
B 92348K CF8	US92348K CF84
C 92348K CG6	US92348K CG67
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-MARKETING MATERIALS-
Preliminary Prospectus, Free Writing Prospectus and Intex CDI (attached)
Investor Presentation: www.dealroadshow.com; Password: "VZRunThePlaylist"
IntexNet Dealname: "RBCVZMT2307" Password: "9Y32"

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.